UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2025

VERADIGM INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-32085	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart
Chicago, Illinois		60654
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800 334-8534

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MDRX	N/A (OTC Expert Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Veradigm Inc. (the “Company”) entered into a repurchase agreement (the “Repurchase Agreement”) with a certain holder of the Company’s 0.875% Convertible Senior Notes due 2027 (the “Convertible Notes”), for itself and on behalf of certain beneficial owners, pursuant to which the Company repurchased approximately $44 million in aggregate principal amount of the Convertible Notes for total consideration of approximately $50 million, consisting of an amount of cash equal to $1,122.50 for each $1,000 principal amount of Convertible Notes repurchased, plus accrued and unpaid interest from and including July 1, 2025 to but excluding September 29, 2025, the repurchase date (collectively, the “Repurchase Transaction”). The Repurchase Transaction was negotiated with the holder of the repurchased Convertible Notes and was not made pursuant to a publicly announced repurchase program.

Following the Repurchase Transaction, approximately $20 thousand in aggregate principal amount of Convertible Notes remain outstanding under that certain Indenture, dated as of December 9, 2019, as supplemented by that certain First Supplemental Indenture, dated as of February 5, 2024, relating to the Convertible Notes, between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee, which contains biannual repurchase rights at the option of the holders of Convertible Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERADIGM INC.

Date:	September 29, 2025	By:	/s/ Leland Westerfield
Leland Westerfield Interim Chief Financial Officer